As filed with the Securities and Exchange Commission on June 11, 2019

Registration No. 333-229660

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 MYND ANALYTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8090	87-0419387
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

(949) 420-4400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Patrick Herguth, Chief Executive Officer

MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

(949) 420-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey A. Baumel, Esq. Ilan Katz, Esq. Dentons US LLP 1221 Avenue of the Americas New York, New York 10020 (212) 768-6700	Yutaka Niihara, M.D., M.P.H. Chairman and Chief Executive Officer Emmaus Life Sciences, Inc. 21250 Hawthorne Boulevard, Suite 800 Torrance, California 90503 (310) 214-0065	Dale E. Short, Esq. General Counsel Emmaus Life Sciences, Inc. 21250 Hawthorne Boulevard, Suite 800 Torrance, California 90503 (310) 214-0065

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Transaction Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE

This Amendment No. 2 to the MYnd Analytics, Inc. Registration Statement on Form S-4 (Registration No. 333-229660) originally filed with the Securities and Exchange Commission on February 13, 2019, as amended by Amendment No. 1 filed June 10, 2019, is being filed for the sole purpose of filing Exhibit 8.1 (and the related consent included therein as Exhibit 23.3) and updating the Exhibit Index accordingly. This Amendment No. 2 does not relate to the contents of the joint proxy statement/prospectus that forms a part of the Registration Statement and, accordingly, the joint proxy statement/prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To respond to requests for information that is incorporated by reference into this joint proxy statement/prospectus/prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

		Incorporation by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed By
2.1+	Agreement and Plan of Merger and Reorganization dated as of January 4, 2019, by and among MYnd Analytics, Inc., Athena Merger Subsidiary, Inc. and Emmaus Life Sciences, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)	8-K	001-35527	2.1	January 7, 2019	MYnd
2.2	Amendment No 1. to Agreement and Plan of Merger dated as of May 10, 2019, by and among MYnd Analytics, Inc., Athena Merger Subsidiary, Inc. and Emmaus Life Sciences, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement).
3.1	Certificate of Incorporation, as amended	10-Q	001-35527	3.1	February 20, 2018	MYnd
3.2	Bylaws	8-K	000-26285	3.1	March 28, 2012	MYnd
3.3	Form of Certificate of Designation of Preferences, Rights of the Series A Preferred Stock	8-K	001-35527	3.1	April 3, 2018	MYnd
3.4	Form of Certificate of Designation of Preferences, Rights of Series A-1 Preferred Stock	10-Q	001-35527	3.2	May 14, 2018	MYnd
4.1†	Amended and Restated 2006 Stock Incentive Plan.	Sch 14A	000-26285	Appendix A	April 1, 2010	MYnd
4.2†	Amended and Restated 2012 Omnibus Incentive Compensation Plan.	Sch 14A	001-35527	Annex A	November 2, 2018	MYnd
4.3	Sample Stock Certificate	10-K	001-35527	4.3	December 29, 2017	MYnd
4.4	Form of Restricted Share Agreement under the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan	10-K	001-35527	4.4	December 22, 2016	MYnd
4.5	Form of ISO Stock Option Award Certificate under the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan	10-K	001-35527	4.5	December 22, 2016	MYnd
4.6	Form of NQSO Stock Option Award Certificate under the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan	10-K	001-35527	4.6	December 22, 2016	MYnd
5.1*	Legal Opinion of Dentons US LLP
8.1**	Legal Opinion of Dentons US LLP regarding tax matters.
10.1	Form of Registration Rights Agreement, dated as of March 28, 2018, by and between the Company and the holder(s) signatory thereto	8-K	001-35527	10.1	April 3, 2018	MYnd
10.2	Form of Warrant, dated as of March 29, 2018, by and between the Company and the holder signatory thereto.	8-K	001-35527	10.2	April 3, 2018	MYnd
10.3	Subscription Agreement, dated as of March 29, 2018, by and between the Company and the investor(s) signatory thereto	10-Q	001-35527	10.3	May 14, 2018	MYnd
10.4	Amendment No. 1 to Subscription Agreement, dated as of March 29, 2018, by and between the Company and the investor(s) signatory thereto	10-Q	001-35527	10.4	May 14, 2018	MYnd
10.5†	Amendment to Chairman Services Agreement, effective as of April 16, 2018, by and between the Company and Robin Smith	10-Q	001-35527	10.5	May 14, 2018	MYnd
10.6†	Second Amendment to Chairman Services Agreement, effective as of April 24, 2018, by and between the Company and Robin Smith	10-Q	001-35527	10.6	May 14, 2018	MYnd

10.7†	Amendment to Chief Executive Officer Agreement, effective as of April 19, 2018, by and between the Company and George C. Carpenter, IV.	10-Q	001-35527	10.7	May 14, 2018	MYnd
10.8	Common Stock Purchase Agreement, dated as of May 15, 2018, by and between the Company and Aspire Capital Fund, LLC	8-K	001-35527	10.1	May 18, 2018	MYnd
10.9	Registration Rights Agreement, dated as of May 15, 2018, by and between the Company and Aspire Capital Fund, LLC	8-K	001-35527	4.1	May 18, 2018	MYnd
10.10†	Chief Executive Officer Agreement, dated as of May 25, 2018, by and between the Company and George C. Carpenter, IV	10-Q	001-35527	10.2	August 10, 2018	MYnd
10.11	Management Services Agreement, effective as of November 13, 2017, between Arcadian Telepsychiatry Services LLC and Arcadian Telepsychiatry P.C.	10-Q	001-35527	10.32	February 20, 2018	MYnd
10.12	Management Services Agreement, effective as of November 13, 2017, between Arcadian Telepsychiatry Services LLC and Arcadian Telepsychiatry PA.	10-Q	001-35527	10.33	February 20, 2018	MYnd
10.13	Subscription Agreement for Shares of Common Stock and Common Stock Purchase Warrants, dated as of September 21, 2018, by and between the Company and the investor(s) party thereto	10-K	001-35527	10.13	December 11, 2018	MYnd
10.14	Form of Warrant to Purchase Shares of Common Stock, dated as of September 24, 2018, by and between the Company and the holder party thereto	10-K	001-35527	10.14	December 11, 2018	MYnd
10.15	Agreement, by and between the Company and RSJ Investments SICAV a.s. acting in respect of its sub-fund (podfond) RSJ Gradus podfond, RSJ Investment SICAV a.s., effective as of September 20, 2018	10-K	001-35527	10.15	December 11, 2018	MYnd
10.16†	Employment Agreement, dated as of December 12, 2018, by and between the Company and Patrick Herguth	8-K	001-35527	10.1	December 12, 2018	MYnd
10.17†	Amendment to Carpenter Employment Agreement, dated as of December 12, 2018, by and between the Company and George C. Carpenter, IV	8-K	001-35527	10.2	December 12, 2018	MYnd
10.18	Separation Agreement dated as of January 4, 2019, by and among MYnd Analytics, Inc., a Delaware corporation and its wholly-owned subsidiary, MYnd Analytics, Inc., a California corporation	8-K	001-35527	10.1	January 7, 2019	MYnd
10.19	Form of Emmaus Voting Agreement dated as of January 4, 2019	8-K	001-35527	10.2	January 7, 2019	MYnd
10.20	Form of MYnd Voting Agreement dated as of January 4, 2019	8-K	001-35527	10.3	January 7, 2019	MYnd
10.21	Form of Emmaus Lock-Up Agreement dated as of January 4, 2019	8-K	001-35527	10.4	January 7, 2019	MYnd
10.22	Form of MYnd Lock-Up Agreement dated as of January 4, 2019	8-K	001-35527	10.5	January 7, 2019	MYnd
10.23	Amended and Restated Separation Agreement dated as of March 27, 2019, by and among MYnd Analytics, Inc., a Delaware corporation and its wholly-owned subsidiary, Telemynd, Inc., a Delaware corporation (included as Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement).

21.1	Subsidiaries of the Registrant	10-K	001-35527	21.1	December 29, 2017	MYnd
23.1*	Consent of Marcum LLP, Independent Registered Public Accounting Firm
23.2*	Consent of SingerLewak LLP, Independent Registered Public Accounting Firm
23.3**	Consent of Dentons U.S. LLP (included in Exhibit 8.1 hereto)
23.4*	Consent of ThinkEquity
24.1*	Power of Attorney (included on the signature page)
99.1*	Opinion of ThinkEquity, financial advisor to MYnd Analytics, Inc. (included as Annex C to the joint proxy statement/prospectus forming a part of this Registration Statement)
99.2*	Form of MYnd Analytics, Inc. Proxy Card
99.3*	Form of Emmaus Life Sciences, Inc. Proxy Card
99.4*	Proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation of MYnd Analytics, Inc. for Reverse Stock Split (included as Annex D to the joint proxy statement/prospectus forming a part of this Registration Statement)
99.5*	Proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation of MYnd Analytics, Inc. for Name Change (included as Annex E to the joint proxy statement/prospectus forming a part of this Registration Statement)
99.6*	Consent of Yutaka Niihara, M.D., M.P.H. to be named as a director
99.7*	Consent of Willis C. Lee, M.S. to be named as a director
99.8*	Consent of Robert Dickey IV to be named as a director
99.9*	Consent of Masaharu Osato, M.D. to be named as a director
99.10*	Consent of Wei Peu Zen to be named as a director
99.11*	Consent of Ian Zwicker to be named as a director

*	Previously Filed
**	Filed herewith
†	Management compensatory plan, contract or arrangement
+	All schedules (or similar attachments) have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. MYnd Analytics, Inc. will furnish copies of any schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mission Viejo, State of California, on the 11th day of June, 2019.

MYND ANALYTICS, INC.

By:	/s/ Patrick Herguth
Name:	Patrick Herguth
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Signature	Date

/s/ Patrick Herguth	Chief Executive Officer and Director	June 11, 2019
Patrick Herguth	(Principal Executive Officer)

*	Chief Financial Officer	June 11, 2019
Donald E. D’Ambrosio	(Principal Financial and Accounting Officer)

*
Robin L. Smith, M.D.	Chairman of the board of directors	June 11, 2019

*
Geoffrey E. Harris	Director	June 11, 2019

*
John Pappajohn	Director	June 11, 2019

*
Peter Unanue	Director	June 11, 2019

*
Michal Votruba	Director	June 11, 2019

*By:	/s/ Patrick Herguth
Patrick Herguth
Attorney-in-Fact